Exhibit 99.1

ACRES COMMERCIAL REALTY CORP.

REPORTS RESULTS FOR

FOURTH QUARTER 2024 AND YEAR ENDED DECEMBER 31, 2024

Uniondale, NY, March 5, 2025 – ACRES Commercial Realty Corp. (NYSE: ACR) (“ACR” or the “Company”), a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and equity investments in commercial real estate property through direct ownership and joint ventures, today reported results for the quarter and year ended December 31, 2024. ACR’s GAAP net income allocable to common shares was $4.1 million or $0.52 per share-diluted, for the quarter ended December 31, 2024.

“The ACRES team continues to proactively manage the investment portfolio. As always, our primary objective is to protect and enhance shareholder value,” said ACRES Commercial Realty Corp. President & CEO Mark Fogel. “In 2024, we saw a healthy amount of loans payoff and renewed transactional activity in the real estate markets. Heading into 2025, we to intend to grow our loan portfolio by investing with experienced sponsors in high-growth markets nationwide.”

ACR issued a full, detailed presentation of its results for the quarter and year ended December 31, 2024 that can be viewed at www.acresreit.com.

Earnings Call Details

ACR will host a live conference call on March 6, 2025 at 10:00 a.m. Eastern Time to discuss its fourth quarter 2024 operating results. The conference call can be accessed by dialing 1-800-274-8461 (U.S. domestic) or 1-203-518-9814 (International), Conference ID ACRES or from the investor relations section of the Company’s website at www.acresreit.com.

For those unable to listen to the live conference call, a replay will be available on the Company’s website and telephonically through March 20, 2025 by dialing 1-844-512-2921 (U.S. domestic) or 1-412-317-6671 (International), with the passcode 11157750.

About ACRES Commercial Realty Corp.

ACRES Commercial Realty Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and equity investments in commercial real estate properties through direct ownership and joint ventures. The Company is externally managed by ACRES Capital, LLC, a subsidiary of ACRES Capital Corp., a private commercial real estate lender exclusively dedicated to nationwide middle market commercial real estate lending with a focus on multifamily, student housing, hospitality, industrial and office property in top U.S. markets. For more information, please visit the Company’s website at www.acresreit.com or contact investor relations at IR@acresreit.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results are discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission, including, without limitation, factors impacting whether we will be able to maintain our sources of liquidity and whether we will be able to identify sufficient suitable investments to increase our originations. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.